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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION
                                      OF
                          NVIDIA DELAWARE CORPORATION

     The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                      I.

     The name of this corporation is NVIDIA Delaware Corporation.

                                      II.

     The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is the Incorporating Services.

                                     III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Two Hundred Ten Million shares (210,000,000). Two Hundred Million (200,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

     B. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. Subject to the provisions of paragraph 6, the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     C. The Preferred Stock shall be divided into series and shall consist of Series A Preferred Stock, of which the corporation is authorized to issue Four Million Three Hundred

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Eighty-Three Thousand Shares (4,383,000), Series B Preferred Stock, of which the corporation is authorized to issue Two Million Eight Hundred Seventy-Nine Thousand Seven Hundred Nineteen (2,879,719) shares, Series C Preferred Stock, of which the corporation is authorized to issue Seven Hundred Sixty Thousand (760,000) shares, and Series D Preferred Stock, of which the corporation is authorized to issue One Million Eight Hundred Thousand (1,800,000) shares.

     D. The relative rights, preferences, privileges and restrictions of the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock shall be in all respects identical, except for and subject to the following provisions:

          1. DIVIDENDS. The holders of the then outstanding Preferred Stock shall be entitled to receive on a pari passu basis, out of assets legally available therefor, dividends at the rate of Four Cents ($0.04) per annum for each share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), Fourteen and Four-Tenths Cents ($0.144) per annum for each share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), Fifty-Three and Three-Tenths Cents ($0.533) per annum for each share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and Forty-Two Cents ($0.42) per annum for each share of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) when, as and if declared by the board of directors. The right to such dividends shall be noncumulative. No dividends (other than those payable solely in the Common Stock of the corporation) shall be paid on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the total amount of Four Cents ($0.04) per share on the Series A Preferred Stock, Fourteen and Four-Tenths Cents ($0.144) per share on the Series B Preferred Stock, Fifty-Three and Three-Tenths Cents ($0.533) per share on the Series C Preferred Stock and Forty-Two Cents ($0.42) per share on the Series D Preferred Stock shall have been paid or declared and set apart during that fiscal year. No right shall accrue to holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

          2.   LIQUIDATION PREFERENCE.

               (A) In the event of any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, (i) an amount equal to the sum of Fifty Cents ($0.50) per share, One Dollar Eighty Cents per share ($1.80), Six Dollars Sixty-Six and 6,667/10,000ths Cents ($6.666667), Five Dollars and Twenty-Six Cents ($5.26) per share for each share, respectively, of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held by them, and
(ii) an amount equal to any dividends declared but unpaid on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the

                                       2.
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corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (B) After payment to the holders of the Preferred Stock of the amount set forth in Section 2(a) above, the entire remaining assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

               (C) For purposes of Section 2(a), (i) any acquisition of the corporation by means of a merger or other form of corporate reorganization in which outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the corporation or (iii) any transaction or series of related transactions by the corporation in which in excess of fifty percent (50%) of the corporation's voting power is transferred, shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Preferred Stock to receive at the closing in cash, securities or other property an amount as specified in Section 2(a).

          3. CONVERSION. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have conversion rights as follows:

               (A)  RIGHT TO CONVERT.

                    (I) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Fifty Cents ($0.50) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be Fifty Cents ($0.50) per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

                    (II) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar Eighty Cents ($1.80) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the "Series B Conversion Price") shall initially be One Dollar Eighty Cents ($1.80) per share of Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

                    (III) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the corporation or any transfer agent for such

                                       3.
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stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Six Dollars Sixty-Six and 6,667/10,000ths Cents ($6.666667) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the "Series C Conversion Price") shall initially be Six Dollars Sixty-Six and 6,667/10,000ths Cents ($6.666667) per share of Common Stock. Such initial Series C Conversion Price shall be adjusted as hereinafter provided.

                    (IV) Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Five Dollars and Twenty-Six Cents ($5.26) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D Preferred Stock (the "Series D Conversion Price") shall initially be Five Dollars and Twenty-Six Cents ($5.26) per share of Common Stock. Such initial Series D Conversion Price shall be adjusted as hereinafter provided.

               (B) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then-Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least two-thirds of the shares of Preferred Stock then outstanding, or (ii) immediately upon the closing of the sale of the corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act") other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the corporation; provided, that such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall only be automatically converted if the public offering price (prior to underwriters' discounts and expenses) of such offering is equal to or exceeds Ten Dollars ($10.00) per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds to the corporation and/or any selling stockholders (after deduction for underwriting discounts, commissions and expenses) exceed Fifteen Million Dollars ($15,000,000).

               (C) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for such stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued (except that no such notice of intent to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b) above). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the

                                       4.
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number of shares of Common Stock to which he shall be entitled as aforesaid.
Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (D) ADJUSTMENTS TO CONVERSION PRICES FOR COMMON STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this corporation shall declare or pay, without consideration, any dividend or other distribution on the then outstanding shares of Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event that the then outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price for a series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this corporation shall declare or pay, without consideration, any dividend on the then outstanding shares of Common Stock payable in any right to acquire Common Stock for no consideration, then the corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

               (E) DIVIDENDS AND DISTRIBUTIONS PAYABLE IN SECURITIES OTHER THAN COMMON STOCK. In the event that this corporation shall declare or pay, without consideration, any dividend or other distribution on the then outstanding shares of Common Stock payable in securities of the corporation other than Common Stock or in any right to acquire securities of the corporation other than Common Stock for no consideration and other than as otherwise adjusted in this Section 3, then in each such event provision shall be made so that the holders of each then outstanding series of Preferred Stock shall be entitled to receive a proportionate share of any such dividend or distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such dividend or other distribution.

               (F) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 3(d) above or a merger or other reorganization referred to in Section 2(c) above), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would

                                       5.
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otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock immediately before that change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock after the capital reorganization, reclassification or other action to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) shall be applicable after such action and be as nearly equivalent as possible.

               (G)  ADJUSTMENTS TO CONVERSION PRICES FOR DILUTIVE ISSUANCES.

                    (I) If at any time or from time to time after the effective date of this amended and restated certificate of incorporation, the corporation issues or sells, or is deemed by the express provisions of this subsection (g) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than pursuant to an adjustment or dividend provided for under Sections 3(d), 3(e) or 3(f) hereof, for an Effective Price (as hereinafter defined) less than the then effective Series A Conversion Price, Series B Conversion Price or Series D Conversion Price, then and in each such case the then existing Series A Conversion Price, Series B Conversion Price and/or Series D Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price, Series B Conversion Price or Series D Conversion Price, as applicable, by a fraction, (x) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection
(g)(ii)) by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price, Series B Conversion Price or Series D Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (1) the number of shares of Common Stock actually outstanding, (2) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (3) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                    (II) For the purpose of making any adjustment required under this Section 3(g), the consideration received by the corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the corporation in connection with such issue or sale but without deduction of any expenses payable by the corporation, (B) to the extent it consists of property

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other than cash, be computed at the fair value of that property as determined in good faith by the board of directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the board of directors to be allocable to such Additional Shares of Common
Stock, Convertible Securities or rights or options.

                    (III) For the purpose of the adjustment required under this
Section 3(g), if the corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Conversion Price, Series B Conversion Price or Series D Conversion Price, then and in each such case the corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and provided further that if the minimum amount of consideration payable to the corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the corporation upon the exercise or conversion of such rights, options or Convertible Securities.

     No further adjustment of the Series A Conversion Price, Series B Conversion Price or Series D Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Conversion Price, Series B Conversion Price and/or Series D Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be readjusted to the Series A Conversion Price, Series B Conversion Price or Series D Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of

                                       7.
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Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the corporation upon such exercise, plus the consideration, if any, actually received by the corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock.

                    (IV) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the corporation or deemed to be issued pursuant to this Section 3(g), whether or not subsequently reacquired or retired by the corporation other than:

                          (A)  any shares of Common Stock issuable pursuant to
an adjustment or dividend provided for under Sections 3(d), 3(e) or 3(f) hereof;

                          (B)  any shares of Common Stock issued upon conversion
of the Preferred Stock;

                          (C)  any options or warrants to purchase Common Stock
or Preferred Stock and any shares of Common Stock or Preferred Stock issued or issuable upon conversion or exercise of any options or warrants outstanding on the effective date of this amended and restated certificate of incorporation;

                          (D)  any shares of Common Stock issued pursuant to the
exchange, conversion or exercise of any options, warrants or other rights which have previously been incorporated into computations hereunder on the date such options, warrants or rights were issued; and

                          (E)  any shares of Common Stock (and/or options,
warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or purchase rights), as adjusted for splits, stock dividends, reorganizations and the like, issued or issuable (but excluding shares issued upon the exercise of options outstanding on the effective date of this amended and certificate of incorporation) to employees, officers, directors or consultants of the corporation with the approval of the board of directors of the corporation pursuant to any stock option plan, stock incentive or purchase plan or agreement of the corporation.

                    (V) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the corporation under this Section 3(g), into the aggregate consideration received, or deemed to have been received by the corporation for such issue under this Section 3(g), for such Additional Shares of Common Stock.

                                       8.

                    (H) NO IMPAIRMENT. The corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock against impairment.

                    (I) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, each holder of Series B Preferred Stock, each holder of Series C Preferred Stock and each holder of Series D Preferred Stock a certificate executed by the corporation's chief financial officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the applicable Conversion Prices for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.

                    (J) NOTICES OF RECORD DATE. In the event that the corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its capital stock outstanding involving a change in the capital stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to voluntarily or involuntarily liquidate, dissolve or wind up; then, in connection with each such event, the corporation shall send to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock:

                         (A)  at least twenty (20) days' prior written notice of
the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock (or other securities) shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                         (B)  in the case of the matters referred to in (iii)
and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock (or other securities) shall be

                                       9.

entitled to exchange their Common Stock (or other securities) for securities or other property deliverable upon the occurrence of such event).

                    (K) ISSUE TAXES. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                    (L) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate of incorporation.

                    (M) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                    (N)  NOTICES. Any notice required by the provisions of this
Section 3 to be given to the holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

               4. VOTING RIGHTS. Each holder of issued and outstanding shares of Series A Preferred Stock, each holder of issued and outstanding shares of Series B Preferred Stock, each holder of issued and outstanding shares of Series C Preferred Stock and each holder of issued and outstanding shares of Series D Preferred Stock shall be entitled to the number of votes equal

                                      10.
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to the number of shares of Common Stock into which such shares of Series A
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock could be converted pursuant to Section 3 hereof and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

               5.   PROTECTIVE PROVISIONS.

                    (A) PREFERRED STOCK. So long as shares of Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more that fifty percent (50%) of the outstanding shares of Preferred Stock voting as a single class on an as-converted basis:

                         (I)   effect the issuance or create any new class of
shares senior to the Preferred Stock with respect to dividends or other distributions or liquidations;

                         (II)  effect any merger of the corporation with or into
another entity (other than a wholly owned subsidiary corporation) or sale of all or substantially all of the corporation's assets; or

                         (III) effect any dividend or other distribution on the
corporation's capital stock.

                    (B) SERIES B PREFERRED STOCK. So long as shares of Series B Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more that fifty percent (50%) of the outstanding shares of Series B Preferred Stock voting as a series:

                         (I)   alter or change the rights, preferences or
privileges of the Series B Preferred Stock materially and adversely;

                         (II)  increase the number of shares of Series B
Preferred Stock designated pursuant to the certificate of of incorporation; or

                         (III) amend the corporation's certificate of
incorporation or bylaws materially and adversely to the Series B Preferred
Stock.

                    (C) SERIES C PREFERRED STOCK. So long as shares of Series C Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more that fifty percent (50%) of the outstanding shares of Series C Preferred Stock voting as a series:

                                      11.

                         (I)   alter or change the rights, preferences or
privileges of the Series C Preferred Stock materially and adversely;

                         (II)  increase the number of shares of Series C
Preferred Stock designated pursuant to the certificate of incorporation; or

                         (III) amend the corporation's certficiate of
incorporation or bylaws materially and adversely to the Series C Preferred
Stock.

                    (D) SERIES D PREFERRED STOCK. So long as shares of Series D Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval (by vote or written approval, as provided by law) of the holders of more that fifty percent (50%) of the outstanding shares of Series D Preferred Stock voting as a series:

                         (I)   alter or change the rights, preferences or
privileges of the Series D Preferred Stock materially and adversely;

                         (II)  increase the number of shares of Series D
Preferred Stock designated pursuant to the certificate of incorporation; or

                         (III) amend the corporation's certificate of
incorporation or bylaws materially and adversely to the Series D Preferred
Stock.

               6.   NO REISSUANCE OF PREFERRED STOCK.

                    (A) No share or shares of Series A Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

                    (B) No share or shares of Series B Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

                    (C) No share or shares of Series C Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

                    (D) No share or shares of Series D Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

                                      V.

                                      12.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. 1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

         2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into two classes designated as Class I and Class II, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of two years. At the second annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of two years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of two years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         3. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding stock of voting stock of the Corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two thirds (66-2/3%) of the voting power of all the then outstanding shares of Voting Stock.

         4. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full

                                      13.

term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

         5. In the event that Section 2115(a) of the California Corporations Code is applicable to this corporation, then the following shall apply:

             (A) Every stockholder entitled to vote in any election of directors of this corporation may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit;

             (B) No stockholder, however, may cumulate such stockholder's votes for one or more candidates unless (i) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the corporation, prior to the voting, (ii) the stockholder has given advance notice to the corporation of the intention to cumulative votes pursuant to the Bylaws, and
(iii) the stockholder has given proper notice to the other stockholders at the meeting, prior to voting, of such stockholder's intention to cumulate such stockholder's votes; and

             (C) If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.

     B. 1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

         2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

         3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

         4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VI.

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware

                                      14.

General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                     VII.

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

                                     VIII.

     The name and the mailing address of the Sole Incorporator is as follows:

          NAME                           MAILING ADDRESS

          Mitchell R. Truelock           Cooley Godward LLP
                                         One Maritime Plaza, 20th Floor
                                         San Francisco, CA  94111-3580

     IN WITNESS WHEREOF, this Certificate has been subscribed this 23rd day of February, 1998 by the undersigned who affirms that the statements made herein are true and correct.


                                    ____________________________________
                                    Mitchell R. Truelock
                                    Sole Incorporator

                                      15.